                                                                    EXHIBIT 12.1

                        U.S. RESTAURANT PROPERTIES, INC.
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                        THREE MONTHS ENDED
                                                     ------------------------
                                                      3/31/00        3/31/99
                                                     ---------      ---------
Net Income                                             $  409         $2,510

Fixed Charges:
  Interest Expense                                      7,698          6,739
  Capitalized Interest                                    272            305
  Preferred Dividend Requirements                       1,776          1,776
                                                       ------         ------
Total Fixed Charges and Preferred Stock Dividends       9,746          8,820

Less Preferred Stock Dividend Requirements              1,776          1,776

                                                       ------         ------
Earnings                                               $8,379         $9,554
                                                       ======         ======

Ratio of Earnings to Fixed Charges(1)                    1.05x          1.36x
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends(1)                       0.86x          1.08x


(1) During the three months ended March 31, 2000 and March 31, 1999, the Company recorded a non-cash charge of ($1,031) and $2,550, respectively relating to contingent OP units accrued according to the 1997 termination of the management contract. Excluding the effects of this non-cash charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock would have been 0.92x and 0.75x, respectively for three months ended March 31, 2000, and 1.72x and 1.37x, respectively for the three months ended March 31, 1999.